Exhibit 99.1

Rimage Corporation Announces Appointment of Sherman L. Black

As President and Chief Operating Officer

Minneapolis, MN—February 3, 2009—Rimage Corporation (Nasdaq: RIMG) today announced the appointment of Sherman L. Black as President and Chief Operating officer.

Black, 44, is scheduled to start April 1, 2009. He will report to Bernard P. Aldrich, the Company’s current President and Chief Executive Officer, who will continue to serve as Chief Executive Officer following Mr. Black’s appointment.

Aldrich commented, “We are very pleased to have an executive of Sherman’s capabilities join Rimage. Given his wide-ranging and highly successful career with Seagate Technology, his appointment will significantly strengthen our senior management team. In addition to being responsible for Rimage’s daily operations, he will help us formulate a long-range strategic plan and explore new business opportunities and technologies.”

Black most recently served as Senior Vice President, Marketing and Strategy, of the Core Products Business Group of Seagate Technology (Nasdaq: STX), a world leader in the design, manufacturing and marketing of hard disk drives and storage devices. During his 20-year career with Seagate, Black also held a range of other executive positions, including General Manager and Senior Vice President of the Enterprise Storage business unit, Vice President of Global OEM Sales, Vice President of Business Development, and Vice President of Enterprise Product Line Management.

Disclosure Regarding Equity Award

In connection with his appointment as President and Chief Operating Officer, Mr. Black will receive an "inducement award" as defined by Nasdaq Marketplace Rules, consisting of a nonqualified stock option to purchase 200,000 shares of the Company's common stock.  The option will be granted on the date Mr. Black’s employment with the Company commences and will have an exercise price equal to the fair market value of the Company's common stock on the date of the grant. The shares will vest in four equal installments on each of the first four anniversaries of the date of grant and will have a term of seven years. The inducement award will be granted outside of the terms of the existing Company equity incentive plans, was approved by the Compensation Committee of the Company's Board of Directors, and was granted pursuant to Nasdaq Marketplace Rule 4350(i)(1)(A)(iv).

About Rimage

Rimage Corporation (www.rimage.com) is the world’s leading provider of recordable CD, DVD and Blu-ray (BD) publishing systems, which are used by businesses to produce discs with customized digital content on an on-demand basis. Rimage’s publishing systems, which span the range from high to low CD/DVD/BD production volumes, integrate robotics, software and surface label printers into a complete publishing solution. Rimage is focusing its CD/DVD/BD publishing solutions on a set of vertical markets with special needs for customized, on-demand digital information, including retail, medical and business services.

Statements regarding Rimage’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions, competitive products, changes in technology, conditions in overseas markets that could affect international sales, and other factors set forth in Rimage’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Bernard P. (Bernie) Aldrich, CEO	Richard G. Cinquina
Robert M. Wolf, CFO	Equity Market Partners
Rimage Corporation	904/415-1415
952/944-8144